As filed with the Securities and Exchange
Commission on December 29, 2003.                     Registration No. 333-110297

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ELECTRONIC CLEARING HOUSE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             NEVADA                                              93-0946274
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                               730 PASEO CAMARILLO
                           CAMARILLO, CALIFORNIA 93010
                                  800-233-0406
                                WWW.ECHO-INC.COM
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                  JOEL M. BARRY
                             CHIEF EXECUTIVE OFFICER
                               730 PASEO CAMARILLO
                           CAMARILLO, CALIFORNIA 93010
                                  800-233-0406
                                WWW.ECHO-INC.COM
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                   COPIES TO:
                             V. Joseph Stubbs, Esq.
                         Stubbs Alderton & Markiles, LLP
                       15821 Ventura Boulevard, Suite 525
                            Encino, California 91436
                                 (818) 444-4500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
         If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION - DECEMBER 29, 2003

                                   PROSPECTUS

                         ELECTRONIC CLEARING HOUSE, INC.

                         437,957 SHARES OF COMMON STOCK
                                ($0.01 par value)

                                   ----------


         This prospectus relates to the offer and sale from time to time of 437,957 shares of our common stock that are held by the stockholders named in the "Selling Stockholders" section of this prospectus. The shares of our common stock offered pursuant to this prospectus were originally issued to the selling stockholders in a private placement financing transaction.

         The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.


         Our common stock is traded on the NASDAQ SmallCap Stock Market under the symbol "ECHO." On December 22, 2003, the last reported sale price of the common stock on the NASDAQ SmallCap Stock Market was $9.75 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

                  The date of this prospectus is ______________

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY.............................................................3


RISK FACTORS...................................................................5

FORWARD-LOOKING STATEMENTS....................................................11

USE OF PROCEEDS...............................................................11

SELLING STOCKHOLDERS..........................................................12

PLAN OF DISTRIBUTION..........................................................14

WHERE YOU CAN FIND MORE INFORMATION...........................................16

LEGAL MATTERS.................................................................17

EXPERTS.......................................................................17

                               PROSPECTUS SUMMARY

ABOUT ELECTRONIC CLEARING HOUSE, INC.


         Electronic Clearing House, Inc. is an electronic payment processor that provides for the payment processing needs of merchants, banks and collection agencies. We derive the majority of our revenues from two main business segments, bankcard and transaction processing services ("bank card services"), whereby we provide solutions to merchants and banks to allow them to accept credit and debit card payments from consumers, and check-related products ("check services"), whereby we provide various services to merchants and banks to allow them to accept and process check payments from consumers. The principal services we offer within these two segments include, with respect to our bank card services, debit and credit card processing, and U-Haul transaction processing, and with respect to our check services, check guarantee (where, if we approve a check transaction and a check is subsequently dishonored by the check writer's bank, the merchant is reimbursed by us), check verification (where, prior to approving a check, we search our negative and positive check writer database to determine whether the check writer has current, delinquent check-related debts), electronic check conversion (the conversion of a paper check at the point of sale to a direct bank debit which is processed for settlement through the Federal Reserve System's Automated Clearing House ("ACH") network. The ACH is the electronic banking network through which all electronic funds transfers are made in the United States.), check re-presentment (where we attempt to clear a check on multiple occasions via the ACH network prior to returning the check to the merchant so as to increase the number of cleared check transactions), and check collection (where we provide national scale collection services for a merchant or bank). We operate our services under the following brands:

         o MerchantAmerica, our retail provider of payment processing services to both the merchant and bank markets;
         o National Check Network ("NCN"), our proprietary database of negative and positive check writer accounts (i.e., accounts that show delinquent history in the form of non-sufficient funds and other negative transactions), for back-end check verification, check authorization and check capture services, and for membership to collection agencies; and
         o        XPRESSCHEX,   Inc.  for  retail  check   verification,   check
                  conversion, Automated Clearing House services, check collection and check guarantee services.

         Overall, our ability to program and oversee the management of a merchant's point of sale system, provide credit card and debit card processing, provide multiple check services for the processing of checks, provide both electronic and traditional collection services, and fully integrate all of these services into a single internet-based reporting capability allows us to provide for the majority of the payment processing needs of our customers.

         Our strategy is to provide merchants, banks and industry-specific resellers with electronic connectivity to various payment services in the credit card, debit card and check-related markets. With more than twenty years of experience, we have a history of providing reliable, customer-focused service to national merchants. Our platform of services is very flexible, enabling merchant customization and scalability to meet the requirements of high transaction volumes, as well as access to the Visa POS Check Service Program, a major new initiative by Visa to enable merchants to receive direct online authorization for checks written against consumer checking accounts, similar to the authorizations provided for credit and debit card transactions. Our services enable merchants to maximize revenues by offering a wide variety of payment options, reducing the costs associated with processing and handling checks, improving collections and managing risk more effectively.

         While we currently have little market share in the credit card processing market, we are one of the top 50 credit card processors according to THE NILSON REPORT, a monthly financial subscription-based newsletter. Additionally, we believe we hold a significant competitive position in the check services market due to our ownership of the NCN database, our integrated set of check and collection services and the technological advantage of having certified in the early stages of the Visa POS Check Service Program.

         During the year ended September 30, 2003, our total revenue increased 22.1% to $40,636,000, up from $33,291,000 in fiscal 2002. The increase was primarily attributable to the growth of our bankcard and transaction processing business, which grew organically as a result of the efforts of our various sales channels, including direct sales and sales from our authorized resellers. Our bankcard and transaction processing revenue for fiscal 2003 increased 18.2%, from $27,456,000 in fiscal 2002, to $32,444,000 in fiscal 2003. Our check-related revenues also increased in fiscal 2003, from $5,835,000 in fiscal 2002 to $8,192,000, an increase of 40.4%. This was attributable to a 9.8% increase in check verification revenue, from $2,821,000 in fiscal 2002 to $3,097,000 in fiscal 2003, and a 246.0% increase in electronic check conversion and electronic check presentation revenue, from $836,000 in fiscal 2002 to $2,892,000 in fiscal 2003, whose growth was in large part due to the increasing market acceptance of these products.

         We had a net loss in fiscal 2003 of $3,379,000, as compared to a net loss of $2,376,000 for fiscal 2002. The higher net loss in fiscal 2003 was primarily due to a $4.7 million goodwill write-off as a result of our adoption of SFAS 142 in October 2002. However, income from operations improved substantially in the 2003 fiscal year, from a $3,669,000 operating loss in fiscal 2002 to $2,425,000 in operating income for fiscal 2003. The improvement in income from operations between fiscal 2002 and fiscal 2003 resulted from the following: (1) a 22.1% increase in revenue; (2) a 3.8% improvement in gross margins; (3) the elimination of $489,000 in goodwill amortization expense; and
(4) the absense of a one-time $2.5 million legal settlement cost which was incurred in fiscal 2002.


CORPORATE INFORMATION

         We were incorporated in Nevada in December 1981. Our executive offices are located at 730 Paseo Camarillo, Camarillo, California 93010, and our telephone number is (800) 233-0406. Information on our website, www.echo-inc.com, does not constitute part of this prospectus.


ABOUT THE OFFERING

         This prospectus may be used only in connection with the resale by the selling stockholders of 437,957 shares of our common stock.

         We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders using this prospectus. On December 22, 2003, we had 6,325,012 shares of common stock outstanding.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THE MATERIAL ONES FACING OUR COMPANY. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IF THIS OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.




RISKS RELATED TO OUR BUSINESS

WE RELY ON COOPERATIVE RELATIONSHIPS WITH, AND SPONSORSHIP BY, BANKS, THE ABSENCE OF WHICH MAY AFFECT OUR OPERATIONS.

We currently rely on cooperative relationships with, and sponsorship by, banks in order to process our Visa, MasterCard and other bankcard transactions. We also rely on several banks for access to the Automated Clearing House ("ACH") for submission of both credit card and check settlements. Our banking relationships are currently with smaller banks (with assets of less than $500,000,000). Even though smaller banks tend to be more susceptible to mergers or acquisitions and are therefore less stable, these banks find the programs we offer more attractive and we believe we cannot obtain similar relationships with larger banks at this time. A bank could at any time curtail or place restrictions on our processing volume because of its internal business policies or due to other adverse circumstances. If a volume restriction is placed on us, it could materially adversely affect our business operations by restricting our ability to process credit card transactions and receive the related revenue. Our relationships with our customers and merchants would also be adversely affected by our inability to process these transactions.

We currently maintain one primary bankcard processing and sponsorship relationship with First Regional Bank in Agoura Hills, California. Our agreement with First Regional Bank continues through 2005. Additionally, we have reached a tentative agreement with Woodforest Bank in Woodforest, Texas, to sponsor our bankcard activity. Once finalized, we expect this agreement will continue through 2009. We also maintain several banking relationships for ACH processing. While we believe our current bank relationships are sound, we cannot assure that these banks will not restrict our increasing processing volume or that we will always be able to maintain these relationships or establish new banking relationships. Even if new banking relationships are available, they may not be on terms acceptable to us. With respect to First Regional Bank and Woodforest Bank, while we believe their respective ability to terminate our respective relationships is cost-prohibitive, they may independently determine that the cost of terminating their agreements is less than the cost of continuing to perform in accordance with their terms, and may therefore determine to terminate those agreements prior to their expiration. Ultimately, our failure to maintain these banking relationships and sponsorships may have a material adverse effect on our business and results of operations.

MERCHANT FRAUD WITH RESPECT TO BANKCARD AND ACH TRANSACTIONS COULD CAUSE US TO INCUR SIGNIFICANT LOSSES.

We significantly rely on the processing revenue derived from bankcard and ACH transactions. If any merchants were to submit or process unauthorized or fraudulent bankcard or ACH transactions, depending on the dollar amount, ECHO could incur significant losses which could have a material adverse effect on our business and results of operations. ECHO assumes and compensates the sponsoring bank for bearing the risk of these types of transactions.

We have implemented systems and software for the electronic surveillance and monitoring of fraudulent bankcard and ACH use. As of September 30, 2003, we maintained a dedicated chargeback reserve of $603,000 at our primary bank specifically earmarked for such activity. Additionally, through our sponsoring bank, we had access to approximately $9.2 million in merchant deposits to cover any potential chargeback losses. Despite a long history of managing such risk, we cannot guarantee that these systems will prevent fraudulent transactions from being submitted and processed or that the funds set aside to address such activity will be adequate to cover all potential situations that might occur. We do not have insurance to protect us from these losses. There is no assurance that our chargeback reserve will be adequate to offset against any unauthorized or fraudulent processing losses that we may incur. Depending on the size of such losses, our results of operations could be immediately and materially adversely affected.





FAILURE TO PARTICIPATE IN THE VISA POS CHECK SERVICE PROGRAM WOULD CAUSE US TO SIGNIFICANTLY SHIFT OUR OPERATING AND MARKETING STRATEGY.

We have significantly increased our infrastructure, personnel and marketing strategy to focus on the potential growth of our check services through the Visa POS Check Service Program. We currently provide critical back-end infrastructure for the service, including our NCN database for verification and our access to the Federal Reserve System's Automated Clearing House for funds settlement, for checks written on bank accounts with banks not participating in the program.

Because we believe the market will continue to gain acceptance of the Visa POS Check Service Program, we have expended significant resources to market our check conversion services and verification services to our merchant base, to solidify our strategic relationships with the various financial institutions that have chosen us as their acquirer processor and third-party processor under the program, and to sell our other check products such as electronic check re-presentments and check guarantee to the Visa member banks. We have also increased our personnel to handle the increased volume of transactions arising directly from our participation in the program.





If we fail to adequately market our services through this relationship, this could materially affect our marketing strategy going forward. Additionally, if we fail to adequately grow our infrastructure to address increases in the volume of transactions, cease providing services as a third-party processor or acquirer processor or are otherwise removed or terminated from the VISA Program, this would require us to dramatically shift our current operating strategy.

THE BUSINESS IN WHICH WE COMPETE IS HIGHLY COMPETITIVE AND THERE IS NO ASSURANCE THAT OUR CURRENT PRODUCTS AND SERVICES WILL STAY COMPETITIVE OR THAT WE WILL BE ABLE TO INTRODUCE NEW PRODUCTS AND SERVICES TO COMPETE SUCCESSFULLY.

We are in the business of processing payment transactions and designing and implementing integrated systems for our customers so that they can better use our services. This business is highly competitive and is characterized by rapid technological change, rapid rates of product obsolescence, and rapid rates of new products introduction. Our market share is relatively small as compared to most of our competitors and most of these competitors have substantially more financial and marketing resources to run their businesses. While we believe our small size provides us the ability to move quickly in some areas, our competitors' greater resources enable them to investigate and embrace new and emerging technologies quickly to respond to changes in customers needs, and to devote more resources to product and services development and marketing. We may face increased competition in the future and there is no assurance that current or new competition will allow us to keep our customers. If we lose customers, our business operations may be materially adversely affected, which could cause us to cease our business or curtail our business to a point where we are no longer able to generate sufficient revenues to fund operations. There is no assurance that our current products and services will stay competitive with those of our competitors or that we will be able to introduce new products and services to compete successfully in the future.

IF WE ARE UNABLE TO PROCESS SIGNIFICANTLY INCREASED VOLUME ACTIVITY, THIS COULD AFFECT OUR OPERATIONS AND WE COULD LOSE OUR COMPETITIVE POSITION.

We have built transaction processing systems for check verification, check conversion, ACH processing, and bank card processing activities. While current estimates regarding increased volume are within the capabilities of each system, it is possible that a significant increase in volume in one of the markets would exceed a specific system's capabilities. To minimize this risk, ECHO has redesigned and upgraded its check related processing systems and has purchased a high end system to process bankcard activity. This system is not yet operational, and even when it becomes operational, no assurance can be given that the current systems would be able to handle a significant increase in volume or that the operational enhancements and improvements will be completed in such time to avoid such a situation. In the event we are unable to process increases in volume, this could significantly adversely affect our banking relationships, our merchant customers, and our overall competitive position, and could potentially result in violations of service level agreements which would require us to pay penalty fees to the other parties to those agreements. Losses of such relationships, or the requirement to pay penalties, may severely impact our results of operations and financial condition.

WE INCUR FINANCIAL RISK FROM OUR CHECK GUARANTEE SERVICE.

The check guarantee business is essentially a risk management business. Any limitation of a risk management system could result in financial obligations being incurred by ECHO relative to our check guarantee activity. While ECHO has provided check guarantee services for several years, there can be no assurance that our current risk management systems are adequate to assure against any financial loss relating to check guarantee. ECHO is enhancing its current risk management systems and it is being conservative with reference to the type of merchants to which it offers guarantee services in order to minimize this risk but no assurance can be given that such measures will be adequate. During the year ended September 30, 2003, we incurred $206,000 in losses from uncollected guaranteed checks.

SECURITY BREACHES COULD IMPACT OUR CONTINUED OPERATIONS.

We process confidential financial information and maintain several levels of security to protect this data. Security includes hand and card-based identification systems at our data center locations that restrict access to the specific facilities, various employee monitoring and access restriction policies, and various firewall and network management methodologies that restrict unauthorized access through the Internet. While these systems have worked effectively in the past, there can be no assurance that they will continue to operate without a security breach in the future. Depending upon the nature of the breach, the consequences of security breaches could be significant and dramatic to ECHO's continued operations.

THE INDUSTRY IN WHICH WE OPERATE INVOLVES RAPIDLY CHANGING TECHNOLOGY AND OUR FAILURE TO IMPROVE OUR PRODUCTS AND SERVICES OR TO OFFER NEW PRODUCTS AND SERVICES COULD CAUSE US TO LOSE CUSTOMERS.

Our business industry involves rapidly changing technology. Recently, we have observed rapid changes in technology as evidenced by the Internet and Internet-related services and applications, new and better software, and faster computers and modems. As technology changes, ECHO's customers desire and expect better products and services. Our success depends on our ability to improve our existing products and services and to develop and market new products and services. The costs and expenses associated with such an effort could be significant to us. There is no assurance that we will be able to find the funds necessary to keep up with new technology or that if such funds are available that we can successfully improve our existing products and services or successfully develop new products and services. Our failure to provide improved products and services to our customers or any delay in providing such products and services could cause us to lose customers to our competitors. Loss of customers could have a material adverse effect on ECHO.

OUR INABILITY TO PROTECT OR DEFEND OUR TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY COULD HURT OUR BUSINESS.

We have expended a considerable amount of time and money to develop information systems for our merchants. We regard these information systems as trade secrets that are extremely important to our payment processing operations. We rely on trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect this intellectual property and have not otherwise taken steps to obtain additional intellectual property protection or other protection on these information systems. We cannot be certain that we have taken adequate steps to protect our intellectual property. In addition, our third-party confidentiality agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known, we may lose our competitive position, including the loss of our merchant and bank customers. Such a loss could severely impact our results of operations and financial condition.

Additionally, while we believe that the technology underlying our information systems does not infringe upon the rights of any third parties, there is no assurance that third parties will not bring infringement claims against us. We also have the right to use the technology of others through various license agreements. If a third party claimed our activities and/or these licenses were infringing their technology, while we may have some protection from our third party licensors, we could face additional infringement claims or otherwise be obligated to stop utilizing intellectual property critical to our technology infrastructure. If we are not able to implement other technology to substitute the intellectual property underlying a claim, our business operations could be severely effected. Additionally, infringement claims would require us to incur significant defense costs and expenses and, to the extent we are unsuccessful in defending these claims, could cause us to pay monetary damages to the person or entity making the claim. Continuously having to defend such claims or otherwise making monetary damages payments could materially adversely affect our results of operations.

IF WE DO NOT CONTINUE TO INVEST IN RESEARCH AND DEVELOPMENT, WE COULD LOSE OUR COMPETITIVE POSITION.

Because technology in the payment processing industry evolves rapidly, we need to continue to invest in research and development in both the bankcard processing business segment and the check-related products segment in order to remain competitive. Although research and development expenses decreased 18.3% from $1,719,000 in fiscal 2002 to $1,405,000 in fiscal 2003, because of the fact that most of our development project costs were capitalized once we entered into coding and testing phases, we continue to evaluate projects which we believe will assist us in our efforts to stay competitive. Although we believe that our investment in these projects will ultimately increase earnings, there is no assurance as to when or if these new products will show profitability or if we will ever be able to recover the costs invested in these projects. Additionally, if we fail to commit adequate resources to grow our technology on pace with market growth, we could quickly lose our competitive position, including the loss of our merchant and bank customers.

FAILURE TO OBTAIN ADDITIONAL FUNDS CAN IMPACT OUR OPERATIONS AND FUTURE GROWTH.

We use funds generated from operations, as well as funds obtained through credit facilities and equity financing, to finance our operations. In light of our recent financing efforts, and as a result of the cash flow generated from operations, we believe we have sufficient cash to support our business activities, including research, development and marketing costs. However, future growth may depend on our ability to continue to raise additional funds, either through operations, bank borrowings, or equity or debt financings. There is no assurance that we will be able to continue to raise the funds necessary to finance growth or continue to generate the funds necessary to finance operations, and even if such funds are available, that the terms will be acceptable to us. The inability to generate the necessary funds from operations or from third parties in the future may require us to scale back our research, development and growth opportunities, which could harm our overall operations.





WHILE WE MAINTAIN INSURANCE PROTECTION AGAINST CLAIMS RELATED TO OUR SERVICES, THERE IS NO ASSURANCE THAT SUCH PROTECTION WILL BE ADEQUATE TO COVER POTENTIAL CLAIMS AND OUR INABILITY TO OTHERWISE PAY SUCH CLAIMS COULD HARM OUR BUSINESS.

We maintain errors and omissions insurance for the services we provide. While we believe the limit on our errors and omissions insurance policy is adequate and consistent with industry practice, if claims are brought by our customers or other third parties, we could be required to pay the required claim or make significant expenditures to defend against such claims in amounts that exceed our current insurance coverage. There is no assurance that we will have the money to pay potential plaintiffs for such claims if they arise beyond the amounts insured by us. Making these payments could have a material adverse effect on our business.

INVOLVEMENT IN LITIGATION COULD HARM OUR BUSINESS.

We are involved in various lawsuits arising in the ordinary course of business. Although we believe that the claims asserted in such lawsuits are without merit, the cost to us for the fees and expenses to defend such lawsuits could have a material adverse effect on our financial condition, results of operations or cash flow. In addition, there can be no assurance that we will not at some time in the future experience significant liability in connection with such claims. As of September 30, 2003, we have spent approximately $50,000 in legal fees and expenses defending these claims.





Litigation costs and expenses, including the cost to settle claims, significantly affected our results of operations during the year ended September 30, 2002. Net loss for fiscal 2002 was $2,376,000, as compared to net income of $434,000 in fiscal 2001. The decline was primarily due to a $2.5 million legal settlement paid to Premiere Lifestyles International Corporation, Inc. In connection with the settlement, we made a one-time cash payment of $1,200,000 to Premier and executed a long-term promissory note collateralized by our Agoura Hills, California office building in favor of that plaintiff for an additional $1,300,000, payable over 15 years, with an interest rate of 8%. Additionally, we incurred approximately $1,000,000 in legal fees in connection with the suit of which $400,000 was incurred in fiscal 2002.

OUR INABILITY TO RECOVER FROM NATURAL DISASTERS COULD HARM OUR BUSINESS.

We currently maintain four data centers: one in Agoura Hills, California, one in Camarillo, California, one in Albuquerque, New Mexico and one in Boulder, Colorado. Should a natural disaster occur in any of the locations, it is possible that ECHO would not be able to fully recover full functionality at one of its data centers. To minimize this risk, ECHO will centralize its data processing functionality in Camarillo in 2004 and will make Albuquerque a fully redundant site. Prior to that time, it is possible a natural disaster could limit or completely disable a specific service offered by ECHO until such time that the specific location could resume its functionality. Our inability to provide such service could have a material adverse effect on our business and results of operations.

INCREASES IN THE COSTS OF TECHNICAL COMPLIANCE COULD HARM OUR BUSINESS.

The services which ECHO offers require significant technical compliance. This includes compliance to both Visa and MasterCard regulations and association rules, NACHA guidelines and regulations with regard to the Federal Reserve System's Automated Clearing House and check related issues, and various banking requirements and regulations. ECHO has personnel dedicated to monitoring our compliance to the specific industries we serve and, when possible, ECHO is moving the technical compliance responsibility to other parties, as is the case with the recent purchase of the Oasis Technologies bankcard processing system wherein the vendor, Oasis Technologies, assumes much of the compliance obligations regularly updated by Visa and MasterCard. As the compliance issues become more defined in each industry, the costs associated with that compliance may present a risk to ECHO. These costs could be in the form of additional hardware, software or technical expertise that ECHO must acquire and/or maintain. While ECHO currently has these costs under control, we have no control over those entities that set the compliance requirements so no assurance can be given that ECHO will always be able to underwrite the costs of compliance in each industry wherein we compete.

RISKS  ASSOCIATED WITH OUR COMMON STOCK

IF WE NEED TO SELL OR ISSUE ADDITIONAL SHARES OF COMMON STOCK OR ASSUME ADDITIONAL DEBT TO FINANCE FUTURE GROWTH, OUR STOCKHOLDERS' OWNERSHIP COULD BE DILUTED OR OUR EARNINGS COULD BE ADVERSELY IMPACTED.

Our business strategy may include expansion through internal growth, by acquiring complementary businesses or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to fund our other activities, we may issue additional equity securities that could dilute our stockholders' stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our results of operations. As of the date of this report, management has no plan to raise additional capital through the sale of securities and believes that our cash flow from operations together with cash on hand and our established line of credit with Bank of the West will be sufficient to meet our working capital and other commitments.

WE HAVE ADOPTED A NUMBER OF ANTI-TAKEOVER MEASURES THAT MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

Our rights agreement, our ability to issue additional shares of preferred stock and some provisions of our articles of incorporation and bylaws could make it more difficult for a third party to make an unsolicited takeover attempt of us. These anti-takeover measures may depress the price of our common stock by making it more difficult for third parties to acquire us by offering to purchase shares of our stock at a premium to its market price.

OUR STOCK PRICE HAS BEEN VOLATILE.

Our common stock is quoted on the NASDAQ SmallCap Market, and there can be substantial volatility in the market price of our common stock. Over the course of the quarter ended September 30, 2003, the market price of our common stock has been as high as $9.59, which is the highest market price our common stock has had over the course of the year ended September 30, 2003, and as low as $3.20. Additionally, over the course of the year ended September 30, 2003, the market price of our common stock has been as low as $1.09. The market price of our common stock has been, and is likely to continue to be, subject to significant fluctuations due to a variety of factors, including quarterly variations in operating results, operating results which vary from the expectations of securities analysts and investors, changes in financial estimates, changes in market valuations of competitors, announcements by us or our competitors of a material nature, loss of one or more customers, additions or departures of key personnel, future sales of common stock and stock market price and volume fluctuations. In addition, general political and economic conditions such as a recession, or interest rate or currency rate fluctuations may adversely affect the market price of our common stock.

WE HAVE NOT PAID AND DO NOT CURRENTLY PLAN TO PAY DIVIDENDS, AND YOU MUST LOOK TO PRICE APPRECIATION ALONE FOR ANY RETURN ON YOUR INVESTMENT.

Some investors favor companies that pay dividends, particularly in general downturns in the stock market. We have not declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth, and we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on this investment likely depends on your selling our stock at a profit.



                           FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Exchange Act of 1934, both as amended. These forward-looking statements are subject to various risks and uncertainties. The forward-looking statements include, without limitation, statements regarding our future business plans and strategies and our future financial position or results of operations, as well as other statements that are not historical. You can find many of these statements by looking for words like "will", "may", "believes", "expects", "anticipates", "plans" and "estimates" and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause the actual results to differ materially from those expressed or implied. These include, but are not limited to, economic conditions. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 4. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.


                                 USE OF PROCEEDS

         The proceeds from the sales of the selling stockholders' common stock will belong to the respective selling stockholders. We will not receive any proceeds from such sales.

         In an October 2003 private placement, we sold 437,957 shares of our common stock at a price per share of $6.85 for net proceeds to us of approximately $2,800,000, after payment of commissions and expenses, which we presently intend to use to increase the capacity of our payment processing infrastructure, expedite various research and development efforts, and for general working capital purposes.

                              SELLING STOCKHOLDERS

COMMON STOCK FINANCING

         In October 2003, we entered into a securities purchase agreement, pursuant to which we sold shares of our common stock to the following investors:
The Thomas B. Fordham Foundation, Kentucky State District Council Annuity Trust Fund, Kentucky State District Council of Carpenters, Novant Health, RaytheonMaster Pension Trust, Raytheon Company Combined DB/DC Master Trust, Rush Presbyterian St. Lukes Medical Center Endowment, Rush Presbyterian St. Lukes Medical Center Pension, and William Blair Small Cap Growth Fund. Each investor is a selling stockholder. Pursuant to the terms of the securities purchase agreement, we sold to the selling stockholders an aggregate of 437,957 shares of our common stock at a price per share of $6.85 for gross proceeds to us of approximately $2,800,000, after commissions and expenses.

         Roth Capital Partners acted as placement agent in connection with the October 2003 private placement financing transaction. For their services as placement agent, we paid Roth Capital Partners a fee equal to 6%, or $180,000, of our gross proceeds from the financing. We also paid for the reasonable out-of-pocket expenses incurred by Roth Capital Partners in an amount equal to $3,000.00.

REGISTRATION RIGHTS


         In connection with the October 2003 private placement financing transaction, we entered into a registration rights agreement with the investors. Pursuant to the registrant rights agreement, we agreed to file a registration statement on Form S-3 registering the resale by the investors of the shares of common stock purchased by them in the transaction and to keep the registration statement effective until the earlier of two years and the date that all the common shares may be sold by the investors pursuant to Rule 144 promulgated under the Securities Act of 1933. This registration rights agreement also provides that if we do not register for resale the common shares by January 28, 2004, which date may be extended to March 27, 2004 in the event the registration statement is reviewed by the Securities and Exchange Commission, then upon such failure to register the shares, we must pay each of the investors a fee equal to 1% of the aggregate purchase price paid by each such investor pursuant to the Securities Purchase Agreement for the shares of common stock then held by each such investor, and for each month after such date that the common shares are not registered, we must additionally pay each of the investors a fee equal to 1% of the aggregate purchase price paid by each such investor pursuant to the Securities Purchase Agreement for the shares of common stock then held by each such investor. Pursuant to this agreement, we filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register for resale the shares of common stock identified in this prospectus and owned by the selling stockholders.


         Other than the transactions described above, we had no material relationship with the selling stockholders during the three years preceding the date of this prospectus.

SELLING STOCKHOLDER TABLE

         The following table sets forth: (1) the name of the stockholder for whom we are registering shares under this registration statement; (2) the number of shares of our common stock beneficially owned by such stockholder prior to this offering; (3) the number of shares of our common stock offered by such stockholder pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by such stockholder after this offering, assuming that all of the shares of our common stock beneficially owned by such stockholder and offered pursuant to this prospectus are sold and that the stockholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by the selling stockholders.

                                                                                                       PERCENTAGE OF
                                                                   COMMON STOCK      COMMON STOCK      COMMON STOCK
                                                COMMON STOCK       BEING OFFERED      OWNED UPON        OWNED UPON
                                               OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF     COMPLETION OF
                   NAME                         THE OFFERING        PROSPECTUS       THIS OFFERING     THIS OFFERING
                   ----                         ------------        ----------       -------------     -------------
The Thomas B. Fordham Foundation (1)                4,450             4,450                0                 --
Kentucky State District Council Annuity             1,000             1,000                0                 --
Trust Fund (2)
Kentucky State District Council of                  7,850             7,850                0                 --
Carpenters (3)
Novant Health (4)                                   8,250             8,250                0                 --
Raytheon Master Pension Trust (5)                  85,000            85,000                0                 --
Raytheon Company Combined DB/DC Master             19,650            19,650                0                 --
Trust (6)
Raytheon Company Combined DB/DC Master             11,900            11,900                0                 --
Trust (7)
Rush Presbyterian St Lukes Medical Center          18,000            18,000                0                 --
Endowment (8)
Rush Presbyterian St Lukes Medical Center          16,600            16,600                0                 --
Pension (9)
William Blair Small Cap Growth Fund (10)          265,257           265,257                0                 --

  TOTAL                                           437,957           437,957                0                 --
----------

(1) Karl W. Brewer and Michael P. Balkin, Portfolio Managers at William Blair & Company, LLC, the agent and attorney-in-fact for this selling stockholder, exercise voting and investment authority over the shares held by this selling stockholder. William Blair & Company, LLC is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of The Thomas B. Fordham Foundation.

(2) Karl W. Brewer and Michael P. Balkin, Portfolio Managers at William Blair & Company, LLC, the agent and attorney-in-fact for this selling stockholder, exercise voting and investment authority over the shares held by this selling stockholder. William Blair & Company, LLC is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Kentucky State District Council Annuity Trust Fund.

(3) Karl W. Brewer and Michael P. Balkin, Portfolio Managers at William Blair & Company, LLC, the agent and attorney-in-fact for this selling stockholder, exercise voting and investment authority over the shares held by this selling stockholder. William Blair & Company, LLC is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Kentucky State District Council of Carpenters.

(4) Karl W. Brewer and Michael P. Balkin, Portfolio Managers at William Blair & Company, LLC, the agent and attorney-in-fact for this selling stockholder, exercise voting and investment authority over the shares held by this selling stockholder. William Blair & Company, LLC is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Novant Health.


                                       13


(5) Karl W. Brewer and Michael P. Balkin, Portfolio Managers at William Blair & Company, LLC, the agent and attorney-in-fact for this selling stockholder, exercise voting and investment authority over the shares held by this selling stockholder. William Blair & Company, LLC is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Ratheon Master Pension Trust.

(6) Karl W. Brewer and Michael P. Balkin, Portfolio Managers at William Blair & Company, LLC, the agent and attorney-in-fact for this selling stockholder, exercise voting and investment authority over the shares held by this selling stockholder. William Blair & Company, LLC is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Raytheon Company Combined DB/DC Master Trust.

(7) Karl W. Brewer and Michael P. Balkin, Portfolio Managers at William Blair & Company, LLC, the agent and attorney-in-fact for this selling stockholder, exercise voting and investment authority over the shares held by this selling stockholder. William Blair & Company, LLC is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Raytheon Company Combined DB/DC Master Trust.

(8) Karl W. Brewer and Michael P. Balkin, Portfolio Managers at William Blair & Company, LLC, the agent and attorney-in-fact for this selling stockholder, exercise voting and investment authority over the shares held by this selling stockholder. William Blair & Company, LLC is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Rush Presbyterian St Lukes Medical Center Endowment.

(9) Karl W. Brewer and Michael P. Balkin, Portfolio Managers at William Blair & Company, LLC, the agent and attorney-in-fact for this selling stockholder, exercise voting and investment authority over the shares held by this selling stockholder. William Blair & Company, LLC is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Rush Presbyterian St Lukes Medical Center Pension.

(10) Karl W. Brewer and Michael P. Balkin, Portfolio Managers at William Blair & Company, LLC, the agent and attorney-in-fact for this selling stockholder, exercise voting and investment authority over the shares held by this selling stockholder. William Blair & Company, LLC is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of William Blair Small Cap Growth Fund.


                              PLAN OF DISTRIBUTION

         The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or its donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         The selling stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o An exchange distribution in accordance with the rules of the applicable exchange;

         o        Privately negotiated transactions;

         o        Settlement of short sales;

         o Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        A combination of any such methods of sale; and

         o        Any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.


         We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against specified losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, all of which are described in the Registration Rights Agreement described above.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. We refer you to the registration statement and the exhibits and schedules thereto for further information with respect to us and our common stock. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

         The documents we incorporate by reference are:


         1. Our Annual Report on Form 10-K for the year ended September 30, 2003 (File No. 000-15245);





         2. Our Registration Statements on Form 8-A as filed on December 15, 1986 and February 10, 2003 (File Nos. 000-15245),
                  containing a description of our common stock, par value $.01 per share, and the separate preferred share purchase rights, and any amendment or report filed for the purpose of updating such description; and

         3. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since September 30, 2002, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement.


         You may request a copy of these filings, at no cost, by writing or calling us at Electronic Clearing House, Inc., 730 Paseo Camarillo, Camarillo, California 93010, telephone number (800) 233-0406, Attention: Alice Cheung.

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

                                  LEGAL MATTERS

         Stubbs Alderton & Markiles, LLP, Encino, California, has rendered to Electronic Clearing House, Inc. a legal opinion as to the validity of the common stock covered by this prospectus.


                                     EXPERTS


         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September, 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

--------------------------------------------------------------------------------






                              --------------------


                         ELECTRONIC CLEARING HOUSE, INC.


                                   PROSPECTUS





                              --------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.


Registration fee - Securities and Exchange Commission ............       $   261
Legal Fees and Expenses ..........................................        20,000
Accounting Fees and Expenses .....................................        15,000
Miscellaneous Expenses ...........................................         2,500
                                                                         -------
     Total .......................................................       $47,761
                                                                         =======



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 78.7502 of the Nevada Revised Statutes provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person is not otherwise liable to the corporation pursuant to specific provisons of the Nevada Revised Statutes or has acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         In addition, Section 78.7502 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person is not otherwise liable to the corporation pursuant to specific provisons of the Nevada Revised Statutes or has acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and its stockholders. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its stockholders, unless and only to the extent that the court in which such action or suit is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and then only to the extent that the court shall determine.

         Nevada law further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against such person and liability and expenses incurred by such person in such person's capacity as a director, officer, employee or agent, or arising out of such person's status as such, whether or not the corporation has the authority to indemnify such person against such liability and expenses.

         The Registrant has purchased an insurance policy intended to provide coverage to any person who was or is a party or is threatened to be made a party, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                                    DESCRIPTION
-------        -----------------------------------------------------------------

4.2            Specimen Common Stock Certificate (1)


5.1            Opinion and Consent of Stubbs Alderton & Markiles, LLP (4)


10.54 Form of Securities Purchase Agreement dated October 23, 2003, by and among the Registrant and the Purchasers identified therein
               (2)

10.55 Form of Registration Rights Agreement dated October 23, 2003, by and among the Registrant and the Purchasers identified therein
               (2)

23.1           Consent of PricewaterhouseCoopers LLP


23.2           Consent of Stubbs Alderton & Markiles, LLP (3)(4)


24.1           Power of Attorney (4)

----------

(1) Filed as an Exhibit to Registrant's Form S-1, Amendment No. 3, effective November 13, 1990 and incorporated herein by reference.

(2) Filed as an Exhibit to Registrant's Current Report on Form 8-K dated October 30, 2003 and incorporated herein by reference.

(3)      Included in Exhibit 5.1.


(4)      Previously filed.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on December 29, 2003.

                               ELECTRONIC CLEARING HOUSE, INC.

                         By:   /s/ Joel M. Barry
                               ------------------------------
                               Joel M. Barry
                               Chairman of the Board and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

       SIGNATURE                         TITLE                        DATE
       ---------                         -----                        ----


/s/ Joel M. Barry              Chairman of the Board           December 29, 2003
-------------------------      and Chief Executive Officer
Joel M. Barry

*                              Director                        December 29, 2003
-------------------------
Aristides W. Georgantas

*                              Director                        December 29, 2003
-------------------------
Hubert L. Lucas

*                              Director                        December 29, 2003
-------------------------
Carl R. Terzian

/s/ Alice L. Cheung            Chief Financial Officer         December 29, 2003
-------------------------      and Treasurer
Alice L. Cheung


* By:   /s/ Joel M. Barry
      -------------------
      Joel M. Barry
      Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                    DESCRIPTION
-------        -----------------------------------------------------------------

4.2            Specimen Common Stock Certificate (1)


5.1            Opinion and Consent of Stubbs Alderton & Markiles, LLP (4)


10.54 Form of Securities Purchase Agreement dated October 23, 2003, by and among the Registrant and the Purchasers identified therein
               (2)

10.55 Form of Registration Rights Agreement dated October 23, 2003, by and among the Registrant and the Purchasers identified therein
               (2)

23.1           Consent of PricewaterhouseCoopers LLP


23.2           Consent of Stubbs Alderton & Markiles, LLP (3)(4)


24.1           Power of Attorney (4)

----------

(1) Filed as an Exhibit to Registrant's Form S-1, Amendment No. 3, effective November 13, 1990 and incorporated herein by reference.

(2) Filed as an Exhibit to Registrant's Current Report on Form 8-K dated October 30, 2003 and incorporated herein by reference.

(3)      Included in Exhibit 5.1.


(4)      Previously filed.



                                      EX-1